As filed with the Securities and Exchange Commission on June 11, 1999
                                                         Registration No. 333-


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM S-3
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933


                                TELIGENT, INC.
            (Exact name of registrant as specified in its charter)

           Delaware                                  54-18665620
(State or other jurisdiction of                   (I.R.S. Employer
 incorporation or organization)              Employer Identification No.)


                              8065 LEESBURG PIKE
                                   SUITE 400
                            VIENNA, VIRGINIA 22182
                                 703.762.5100

               (Name, address, including zip code, and telephone
                 number, including area code, of registrant's
                         principal executive offices)
                             ---------------------

                           LAURENCE E. HARRIS, ESQ.
                                TELIGENT, INC.
                                   SUITE 400
                              8065 LEESBURG PIKE
                            VIENNA, VIRGINIA 22182
                                 703.762.5100
                      (Name, address, including zip code,
                     and telephone number, including area
                          code, of agent for service)
                             --------------------

                          WITH COPIES OF NOTICES TO:

                           PHILIP J. BOECKMAN, ESQ.
                            CRAVATH, SWAINE & MOORE
                                WORLDWIDE PLAZA
                               825 EIGHTH AVENUE
                           NEW YORK, NEW YORK 10019
                                 212.474.1000
                             ---------------------

          Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the
following box.                                                   [ ]

     If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or
interest reinvestment plans, check the following box.            [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.          [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.                                           [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule
434, please check the following box.                             [X]

                        CALCULATION OF REGISTRATION FEE


                                                               Proposed        Proposed
                                                              Maximum          Maximum
                                             Amount            Offering        Aggregate       Amount of
Title of each class of securities to be       to be          Price per        Offering       Registration
registered                             Registered (1)(2)(3) Unit(1)(2)(3)   Price(1)(2)(4)       Fee(5)

Primary Offering
Class A Common Stock..................
Preferred Stock.......................
Debt Securities.......................
Depositary Shares representing
Preferred Stock(6)....................
Subtotal:                                                                  $1,000,000,000     $278,000
Secondary Offering
Class A Common Stock(7)...............       2,000,000      $54.9375       $  109,875,000      $30,545.25
Total:                                                                     $1,109,875,000     $308,545.25



(1) Such indeterminate number of amount of Class A Common Stock, Preferred Stock, Debt Securities and Depositary Shares as may from time to time be issued at indeterminate prices, but with an aggregate initial offering price not to exceed $1,000,000,000, plus such indeterminate number of shares of Preferred Stock as may be issued in exchange for, or upon conversion of, Debt Securities or other Preferred Stock registered hereunder, and such indeterminate number of shares of Class A Common Stock as may be issued in exchange for, or upon conversion of, Debt Securities or Preferred Stock registered hereunder.

(2) Or, if any Debt Securities are issued at original issue discount, such greater amount as may result in the initial offering prices for Debt Securities.

(3)  Omitted pursuant to General Instruction II.D of Form S-3.

(4) Estimated solely for the purpose of calculating the registration fee. Any offering of Debt Securities denominated in any foreign currency or currency unit will be treated as the equivalent in U.S. dollars based on the exchange rate applicable to the purchase of such Debt Securities from the Registrant.

(5) Calculated pursuant to Rule 457 of the rules and regulations under the Securities Act.

(6) To be represented by Depositary Receipts representing an interest in all or a specified portion of a share of Preferred Stock.

(7) Pursuant to Rule 457 (c), the offering price and registration fee are computed on the basis of the average high and low prices of Class A Common Stock, as reported by the Nasdaq Stock Market's National Market on June 4, 1999.


                          ---------------------------


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effec tive date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                  SUBJECT TO COMPLETION, DATED JUNE 11, 1999


PROSPECTUS

                               [GRAPHIC OMITTED]

                                $1,000,000,000
                                TELIGENT, INC.
                    CLASS A COMMON STOCK, PREFERRED STOCK,
                    DEBT SECURITIES, AND DEPOSITARY SHARES


     We will offer and sell from time to time Teligent Class A common stock, preferred stock, debt securities, or depositary shares. We will provide specific terms of these securities in supplements to this prospectus. The terms of the securities will include the initial offering price, aggregate amount of the offering, listing on any securities exchange or quotation system, risk factors and the agents, dealers or underwriters, if any, to be used in connection with the sale of these securities. You should read this prospectus and any supplement carefully before you invest.

     In addition, up to 2,000,000 shares of our Class A common stock covered by this prospectus may be offered by a selling stockholder.

     Our Class A common stock is traded on the Nasdaq National Market System under the symbol "TGNT."

                          -------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  The date of this prospectus is June , 1999

          YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND IN ANY PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.

----------------------

                               TABLE OF CONTENTS

                                                                Page

ABOUT THIS PROSPECTUS...........................................    4

WHERE YOU CAN FIND MORE INFORMATION ABOUT TELIGENT..............    4

NOTE ON FORWARD-LOOKING STATEMENTS..............................    5

TELIGENT, INC...................................................    6

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERENCE DIVIDENDS.....    7

USE OF PROCEEDS.................................................    8

DESCRIPTION OF CAPITAL STOCK....................................    8

DESCRIPTION OF DEBT SECURITIES..................................    14

DESCRIPTION OF DEPOSITARY SHARES................................    25

MANAGEMENT......................................................    26

SELLING STOCKHOLDER.............................................    31

PLAN OF DISTRIBUTION............................................    32

LEGAL MATTERS...................................................    33

EXPERTS.........................................................    34

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under the shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $1,000,000,000. Under the shelf process, the selling stockholder may, from time to time, sell up to 2,000,000 shares of Class A common stock in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with additional information described under the heading "WHERE YOU CAN FIND MORE INFORMATION ABOUT TELIGENT."

     As used in this prospectus, "Teligent," "we," "us," and "our" refer to Teligent, Inc., a Delaware corporation, and its subsidiaries.


              WHERE YOU CAN FIND MORE INFORMATION ABOUT TELIGENT

     We are subject to the informational requirements of the Securities Exchange Act of 1934, which requires us to file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. You may also inspect our filings at the regional offices of the SEC located at Citicorp, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048 or over the Internet at the SEC's home page at http://www.sec.gov.

     This prospectus constitutes part of a Registration Statement on Form S-3 filed with the SEC under the Securities Act of 1933. It omits some of the information contained in the Registration Statement, and reference is made to the Registration Statement for further information with respect to us and the securities we are offering. Any statement contained in this prospectus concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the SEC is not necessarily complete, and in each instance reference is made to the copy of the document filed.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information and the information in the prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all the securities covered by this prospectus:

          1.   Our Annual Report on Form 10-K for the year ended December 31,
               1998;

          2. Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999;

          3.   Our Current Report on Form 8-K dated April 19, 1999; and

          4. The description of our Class A common stock in our Form 8-A filed on November 18, 1997.

     You may request a copy of these filings at no cost, by writing or telephoning the office of Investor Relations, Teligent, Inc., 8065 Leesburg Pike, Suite 400, Vienna, Virginia 22182, telephone: 703.762.5264.


                      NOTE ON FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements. Forward-looking statements can be identified by the use of such forward-looking terminology terms such as "believes," "expects," "may," "intends," "will," "should" or "anticipates" or the negative thereof or other variations thereon or similar terminology, or by discussions of strategy. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties, and assumptions about us, including:

          o    our pace of entry into new markets;

          o the time and expense required for building our planned network, and our ability to secure building access;

          o    our ability to acquire customers in our market areas;

          o our ability to raise additional capital when needed on a timely basis and on acceptable terms;

          o our ability to integrate and maintain internal management, technical information and accounting systems;

          o the impact of changes in telecommunication laws and regulations;

          o our success in gaining regulatory approval for our products and services, when required;

          o our ability to successfully interconnect with the incumbent carriers;

          o    the timely supply of necessary fully functional equipment;

          o    the intensity of competition;

          o the consummation of the acquisition of The Associated Group, Inc. by Liberty Media Corporation;

          o    our ability to hire and retain personnel;

          o    our timely completion of our year 2000 compliance program; and

          o    general economic conditions.

     We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus or in any supplement to this prospectus might not occur.


                                TELIGENT, INC.

General

     Teligent is a full-service, facilities-based communications company. We offer small and medium-sized business customers local, long distance, high-speed data and dedicated Internet services over our digital SmartWave(TM) local networks. We hold 24 GHz wireless licenses granted by the Federal Communications Commission covering 74 market areas, comprising more than 750 municipalities in the United States and 130 million people. Our SmartWave(TM) local networks integrate point-to-multipoint and point-to-point wireless technologies with traditional broadband wireline technology. We have launched our commercial service in 28 markets, comprising more than 464 cities and towns with a combined population of more than 83 million.

     Teligent serves its wireless customers by placing a small digital microwave antenna on the roof of the customer's building. When the customer picks up the telephone, accesses the Internet or activates a videoconference, the signal travels over the building's inside wiring to Teligent's equipment and the rooftop antenna. The antenna sends voice, data and video signals to a nearby Teligent base station, where the signals are communicated to a Teligent broadband switching center and then onto their final destination.

     Our principal executive offices are located at 8065 Leesburg Pike, Suite 400, Vienna, Virginia 22182. Our main phone number is 703.762.5100. For additional information about Teligent, you should consult the information sources listed above under the heading "WHERE YOU CAN FIND MORE INFORMATION ABOUT TELIGENT."

Recent Developments

     On June 1, 1999, Liberty Media Corporation and The Associated Group, Inc. announced that they had signed a definitive merger agreement pursuant to which Liberty Media will acquire Associated in a stock-for-stock merger (the "Associated Acquisition"). Liberty Media Corporation, which holds most of the assets included in the Liberty Media Group, is a wholly owned subsidiary of AT&T Corp. Liberty Media operates as an independent business unit with a governance structure and management that are separate from AT&T Corp.'s. Liberty Media holds interests in a broad range of video programming, communications, technology and Internet businesses in the United States, Europe, South America and Asia. Under the merger agreement, Associated shareholders will receive, subject to adjustment, an aggregate of 25,889,460 shares of AT&T Corp.'s Class A Liberty Media Group common stock (which tracks the performance of Liberty Media) and 19,719,274 shares of AT&T Corp. common stock.

     Upon completion of the Associated Acquisition, Liberty Media would acquire through its ownership of Associated, Associated's interest in Teligent, representing approximately 41% (as of June 1, 1999) of the total issued and outstanding shares of Teligent common stock as of June 1, 1999. Upon consummation of the Associated Acquisition, Telcom DTS Investors, L.L.C. ("Telcom"), the owner of all of the Series B-2 common stock, would, depending upon Telcom's level of stock ownership, and control of Telcom by certain individuals at that time, have the right pursuant to an agreement with Associated to require Associated to convert all of its Series B-1 common stock into Class A common stock and to cause one of the Series B-1 Directors designated by Associated to resign from Teligent's board of directors so that the Series B-1 Directors will no longer constitute a majority of the Teligent directors. Associated has further agreed with Telcom that if Associated is required to convert its Series B-1 common stock, then it will cause its designees on Teligent's board of directors to cause Teligent's board of directors to convene a meeting of Teligent's stockholders.

     The Associated Acquisition merger agreement provides that, immediately prior to the effective date of the Associated Acquisition, Associated will replace three (or such lesser number that Liberty may designate) of the existing Series B-1 Directors with designees of Liberty Media. However, upon a conversion of all of the Series B-1 common stock into Class A common stock, there will be no shares of Series B-1 common stock outstanding. As a result, if all of the Series B-1 shares are so converted, neither Associated nor Liberty will have the special right currently held by Associated under Teligent's certificate of incorporation to elect directors of Teligent (except for the right to vote generally for Teligent directors together with other holders of Teligent common stock). See "Description of Capital Stock."

     Pursuant to the terms of the Associated Acquisition, Associated has agreed with certain limited exceptions, not to sell any of its Teligent common stock or to vote or execute a written consent or proxy with respect to its Teligent common stock in favor of any acquisition of a 25% or greater equity interest in Teligent. The Associated Acquisition merger agreement does not prohibit the Series B-1 Directors from properly discharging their fiduciary duties in their capacity as directors of Teligent.

     The Associated Acquisition is subject to the approval of the stockholders of Associated, clearance from various governmental authorities, including the Federal Communications Commission, and satisfaction of the other conditions set forth in the merger agreement. According to Associated, depending upon the timing of the foregoing, the Associated Acquisition is currently expected to close in early 2000.


          RATIO OF EARNINGS TO FIXED CHARGES AND PREFERENCE DIVIDENDS

     The ratio of earnings to fixed charges is computed by dividing pretax income from operations before fixed charges (other than capitalized interest) by fixed charges. Fixed charges consist of interest charges and amortization of debt expense and discount or premium related to indebtedness, whether expensed or capitalized, and that portion of rental expense we believe to be representative of interest. For the period from March 5, 1996 (inception) to December 31, 1996, the years ended December 31, 1997 and 1998, and the three months ended March 31, 1998 and 1999, earnings were insufficient to cover fixed charges by $13.6 million, $138.1 million, $281.5 million, $38.6 million and $108.1 million, respectively.

     The ratio of combined fixed charges and preference dividends to earnings is computed by adding combined fixed charges to preference dividends and dividing that total by pretax income from operations before fixed charges (other than capitalized interest). Combined fixed charges consist of interest charges and amortization of debt expense and discount or premium related to indebtedness, whether expensed or capitalized, and that portion of rental expense we believe to be representative of interest. For the period from March 5, 1996 (inception) to December 31, 1996, the years ended December 31, 1997 and 1998, and the three months ended March 31, 1998 and

1999, earning were insufficient to cover combined fixed charges and preference dividends by $13.6 million, $138.1 million, $281.5 million, $38.6 million and $108.1 million, respectively.


                                USE OF PROCEEDS

   Unless otherwise indicated in the applicable prospectus supplement, the net proceeds from the sale of shares of Class A common stock, preferred stock, debt securities, or depositary shares will be used to fund working capital, capital expenditures, operating losses and other general corporate purposes, including acquisitions. We will not receive any of the proceeds from the sale of Class A common stock that may be offered by the selling stockholder.


                         DESCRIPTION OF CAPITAL STOCK

     The following description of our capital stock is based upon our certificate of incorporation, our by-laws and applicable provisions of law. The following description is qualified in its entirety by reference to such certificate of incorporation and by-laws, which have been filed as exhibits to earlier registration statements filed by us with the SEC. See "WHERE YOU CAN FIND INFORMATION ABOUT TELIGENT" for information sources at which you can locate copies of our certificate of incorporation and by-laws.

     Certain provisions of our certificate of incorporation and by-laws summarized in the following paragraphs may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interests, including those attempts that might result in a premium over the market price for shares held.

Authorized and Outstanding Capital Stock

     Our authorized capital stock consists of 265,000,000 shares of common stock and 10,000,000 shares of preferred stock. Of the 265,000,000 authorized shares of our common stock, 200,000,000 shares are designated as Class A common stock and 65,000,000 shares are designated as Class B common stock. Of the 65,000,000 authorized shares of Class B common stock, 30,000,000 shares are designated as Class B, Series 1 (the "Series B-1 common stock"), 25,000,000 shares are designated as Class B, Series 2 (the "Series B-2 common stock") and 10,000,000 shares are designated as Class B, Series 3 (the "Series B-3 common stock"). As of April 23, 1999, there were 8,314,795 shares of Class A common stock issued and outstanding, 21,436,689 shares of Series B-1 common stock issued and outstanding, held by one stockholder of record, 17,206,210 shares of Series B-2 common stock issued and outstanding, held by one stockholder of record, and 5,783,400 shares of Series B-3 common stock issued and outstanding, held by one stockholder of record.

     Our Class A common stock is admitted for trading on the Nasdaq National Market and trades under the symbol "TGNT." The Transfer Agent and Registrar for our Class A common stock is First Union National Bank.

Common Stock

     Voting Rights. In general, the rights of Class A common stock and Class B common stock shareholders are substantially identical, except that until the number of shares held by holders of the respective series of Class B common stock fall below certain thresholds, such holders will have the right to elect directors to our board of directors as follows: a majority of the directors will be elected by the holders of the Series B-1 common stock; one director will be elected by the holders of the Series B-2 common stock; and one director will be elected by the holders of the Series B-3 common stock.

     The holders of Class A common stock and Class B common stock, voting together as a single class, are entitled to elect all members of our board of directors, other than any Series B-1 Directors, Series B-2 Director or Series B-3 Director (the "Common Directors"). There are currently seven directors.

     Pursuant to our certificate of incorporation, the holders of Series B-1 common stock, voting as a separate class, are entitled to elect that number of directors equal to the minimum number necessary to constitute a majority of members of our board of directors (the "Series B-1 Directors"). However, if at any time the number of issued and outstanding shares of Series B-1 common stock is less than 20% of the aggregate number of issued and outstanding shares of common stock then, without any further action by us or any other party, all of such issued and outstanding shares of Series B-1 common stock will automatically be converted into an equal number of shares of Class A common stock and the holders of the converted Series B-1 common stock will no longer be entitled to elect Series B-1 Directors.

     The holders of Series B-2 common stock, voting as a separate class, are entitled to elect one member of our board of directors (the "Series B-2 Director"). However, if at any time the number of issued and outstanding shares of Series B-2 common stock is less than 10% of the aggregate number of issued and outstanding shares of common stock then, without any further action by us or any other party, all of such issued and outstanding shares of Series B-2 common stock will automatically be converted into an equal number of shares of Class A common stock and the holders of the converted Series B-2 common stock will no longer be entitled to elect the Series B-2 Director.

     The holders of Series B-3 common stock, voting as a separate class, are entitled to elect one member of our board of directors (the "Series B-3 Director"). However, if at any time (A) the number of issued and outstanding shares of Series B-3 common stock is less than (1) 3% of the aggregate number of issued and outstanding shares of common stock or (2) 1,156,680 shares of Series B-3 common stock or (B) Nippon Telegraph and Telephone Corporation or any person or entity controlled by it chooses at any time to engage in, or make a material investment in any person or entity whose principal business is, the provision in the United States of any terrestrial fixed wireless local telecommunications services offered by Teligent in the same market segments (i.e., business or residential), then, without any further action by us or any party, all of such issued and outstanding shares of Series B-3 common stock will automatically be converted into an equal number of shares of Class A common stock and the holders of the converted Series B-3 common stock will no longer be entitled to elect the Series B-3 Director. In the event of any stock split, reverse stock split, stock dividend or similar transaction with respect to the Series B-3 common stock, the number referred to in clause (2) of this paragraph is required to be appropriately adjusted.

     Except as otherwise required by law or, as described herein, by the certificate of incorporation, the holders of shares of common stock vote together as a single class on all matters presented to a vote of stockholders. Each registered holder of common stock is entitled to one vote per share. There is no cumulative voting.

     Removal of Directors. Any Series B-1 Director, Series B-2 Director or Series B-3 Director may be removed with or without cause, but only by the affirmative vote of the holders of a majority of the shares of the series of Class B common stock entitled to elect such director, voting as a separate class. Any Common Director may be removed with or without cause, but only by the affirmative vote of the holders of a majority of the shares of Class A common stock and Class B common stock voting together as a single class.

     Vacancy. Any vacancy in the office of a director may be filled by a vote of holders of, in the case of any Series B-1 Director, Series B-2 Director or Series B-3 Director, the series of Class B common stock entitled to elect such director voting as a separate class and, in the case of any Common Director, the Class A common stock and Class B common stock voting together as a single class. Any vacancy in the office of a Common Director may, in the absence of a stockholder vote, be filled by the remaining directors or, if there remains only one director, by such sole remaining director; provided, further, however, that any vacancy in the office of a Series B-1 Director may, in the absence of a stockholder vote, be filled by the remaining Series B-1 Directors or, if there remains only one Series B-1 Director, by such sole remaining Series B-1 Director.

     Transfers of Certain Common Stock. Under our certificate of incorporation, no holder of shares of Class B common stock may transfer, and we may not register, or permit the transfer agent for such common stock to register, the transfer of any shares of Class B common stock or any interest therein, whether by sale, assignment, gift, bequest, pledge, hypothecation, encumbrance, or any other disposition, except to a Permitted Transferee (as defined below) of such holder. If a holder of shares of Class B common stock transfers any such shares to any person or entity other than a Permitted Transferee of such holder, such transfer, without any further action by us or of any party, will automatically convert such shares into an equal number of shares of Class A common stock from the date of such transfer. The certificate of incorporation defines "Permitted Transferee" to mean only: (1) in the case of any holder of shares of Series B-1 common stock, The Associated Group, Inc. and any corporation, partnership or other business entity directly or indirectly controlled by The Associated Group, Inc. at the time of transfer;
(2) in the case of any holder of shares of Series B-2 common stock, Dr. Rajendra Singh, Neera Singh and any corporation, partnership or other business entity directly or indirectly controlled by Dr. Rajendra Singh, Neera Singh or their respective executors (to the extent acting in such capacity) or direct descendants; provided, however, that if any holder of Series B-2 common stock ceases to be so controlled, then any shares of Series B-2 common stock held by such holder will be deemed to have been transferred to a person or entity other than a Permitted Transferee; and (3) in the case of any holder of shares of Series B-3 common stock, Nippon Telegraph and Telephone Corporation and any corporation, partnership or other business entity directly or indirectly controlled by Nippon Telegraph and Telephone Corporation at the time of transfer.

     Any holder of shares of Class B common stock, or any Permitted Transferee of such holder, may grant a security interest in, or pledge, pursuant to a bona fide financing arrangement involving the holder or Permitted Transferee, all or any portion of the holder's or Permitted Transferee's shares of Class B common stock, if (1) the grant or pledge does not require registration or qualification pursuant to any federal or state securities laws and (2) we receive copies of any instruments evidencing the grant or pledge and the secured party's or pledgee's written acknowledgment that it has reviewed the terms of the certificate of incorporation. No such grant or pledge will by itself cause the conversion of any such shares of Class B common stock into shares of Class A common stock. If any secured party or pledgee (which is not a Permitted Transferee of the holder making such grant or pledge) forecloses upon any such shares of Class B common stock, such foreclosure, without any further action by us or any other party, will automatically and irrevocably convert such shares into an equal number of shares of Class A common stock from the date of such foreclosure.

     Conversion into Series A Common Stock. Under the certificate of incorporation, each share of Class B common stock is convertible at any time, at the option of the registered holder, into one fully paid and nonassessable share of Class A common stock, subject to adjustment for any stock split.

     Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of Teligent, after distribution in full of any amounts to be distributed to holders of shares of preferred stock, unless otherwise required by law, holders of shares of common stock are entitled to receive all the remaining assets. Distribution of such remaining assets to the holders of common stock will be in proportion to the number of shares of common stock held by them. Under the certificate of incorporation, the holders of common stock will participate in such assets as if all classes and series of common stock constituted a single class of stock.

     Dividends. The holders of shares of our common stock will be entitled to receive, when, as and if declared by the board of directors, out of our assets which are by law available therefor, dividends payable either in cash, in property or in shares of capital stock. The payment of such dividends are subject to the preferential rights of holders of preferred stock, if any. Under the certificate of incorporation, no dividend will be declared or paid in respect of any class of common stock unless the holders of all classes of common stock receive the same per share dividend, payable in the same amount and type of consideration, as if such classes constituted a single class. However, if any dividend is declared that is payable in shares of common stock, or in other rights to acquire shares of common stock, then (1) such dividend will be declared and paid at the same rate per share with respect to each class of common stock, (2) the dividend payable on shares of Class A common stock will be payable only in shares of, or in other rights to acquire shares of, Class A common stock and (3) the dividend payable on shares of each series of Class B common stock will be payable only in shares of, or in other rights to acquire shares of, the same series of Class B common stock.

Preferred Stock

     Under the certificate of incorporation, the board of directors has the authority to create one or more series of preferred stock, to issue shares of preferred stock in such series up to the maximum number of shares of preferred stock authorized, and to determine the preferences, rights, privileges and restrictions of any series, including the dividend rights, voting rights, rights and terms of redemption, liquidation preferences, the number of shares constituting any such series and the designation of such series. The authorized shares of preferred stock, as well as authorized but unissued shares of common stock, are available for issuance without further action by our stockholder, except to the extent stockholder action is required by applicable law or by the rules of a stock exchange or quotation system on which any series of our stock may then be listed or quoted, or as required by our certificate of incorporation or by-laws.

     The applicable prospectus supplement will describe the terms of any preferred stock being offered, including:

          o    the number of shares and designation or title of the shares;

          o    any liquidation preference per share;

          o    any date of maturity;

          o    any redemption, repayment or sinking fund provisions;

          o any dividend rate or rates and the dates of payment (or the method for determining the dividend rates or dates of payment);

          o    any voting rights;

          o if other than the currency of the United States, the currency or currencies including composite currencies in which the preferred stock is denominated and/or in which payments will or may be payable;

          o the method by which amounts in respect of the preferred stock may be calculated and any commodities, currencies or indices, or value, rate or price, relevant to such calculation;

          o whether the preferred stock is convertible or exchangeable and, if so, the securities or rights into which the preferred stock is convertible or exchangeable, and the terms and conditions of conversion or exchange;

          o the place or places where dividends and other payments on the preferred stock will be payable;

          o any conditions or restrictions on the creation of indebtedness by us or upon the issuance of any additional stock; and

          o any additional voting, dividend, liquidation, redemption and other rights, preferences, privileges, limitations and restrictions.

     All shares of preferred stock offered will, when issued, be fully paid and non-assessable. Any shares of preferred stock that are issued would have priority over the common stock with respect to dividend or liquidation rights or both.

     The transfer agent for each series of preferred stock will be described in the applicable prospectus supplement.

Restriction on Foreign Ownership

     Under our certificate of incorporation, the board of directors has all the powers necessary to ensure our compliance with the foreign ownership restrictions under the Communications Act of 1934, and the rules, regulations and decisions of the Federal Communications Commission. The board of directors' power includes the power to prohibit the transfer of any shares of our capital stock to any Foreign Owner and to take or cause to be taken such action as it deems appropriate to implement such prohibition. "Foreign Owner" means (a) any person who is a citizen of a country other than the United States; (b) any corporation or other legal entity organized under the laws of any government other than the government of the United States or of any state, territory or possession of the United States; (c) any government other than the government of the United States or of any state, territory or possession of the United States; and (d) any representative of any of the foregoing or any entity owned, or whose capital was contributed in whole or in part, by any of the foregoing.

     Under the certificate of incorporation, any shares of our capital stock determined by the board of directors to be beneficially owned by any Foreign Owner, or with respect to which any Foreign Owner has voting rights, will be subject to redemption by action of the board of directors to the extent necessary to comply with foreign ownership restrictions. In such event, the redemption price of the shares to be redeemed will be equal to the fair market value of such shares, as determined by the board of directors in good faith. Under the certificate of incorporation, the redemption price of such shares may be paid in cash, securities or any combination thereof. Such redemption will be upon such other terms and conditions as the board of directors shall determine.

     We have entered into a stockholders agreement with holders of the Class B common stock. The stockholders agreement provides for certain rights and obligations with respect to our ownership and governance. The stockholders agreement also provides for certain rights and obligations of the parties thereto relating to our compliance with the foreign ownership restrictions under the Communications Act of 1934 and the rules, regulations and decisions of the Federal Communications Commission.

     Under the stockholders agreement, if we are required by a change in law or other circumstance to reduce the level of foreign ownership of Teligent and we are unable to obtain a waiver of such requirement, we will have the right, and will be required, at the holder of the Series B-3 common stock's election, to refuse to sell our stock to any Foreign Owner if such a transaction would adversely impact the holder of the Series B-3 common stock's ability to hold its then existing share ownership in Teligent. In addition, we will have the right, and will be required, at the election of any party to the stockholders agreement, to repurchase for cash, to the extent permitted by applicable Delaware corporation law, shares first from all other Foreign Owners other than the parties to the stockholders agreement, if applicable, and thereafter from each party to the stockholders agreement, on a pro rata basis in accordance with the stockholders agreement.

Anti-takeover Effects of Provisions of Our Certificate of Incorporation and By-laws and the Delaware General Corporation Law

     Our certificate of incorporation provides disproportionate voting rights of the Class B common stock to elect a majority of the members of our board of directors relative to the Class A common stock and the authorization of our board of directors to issue, without stockholder approval, one or more series of preferred stock having such preferences, powers and relative, participating, optional and other rights as the board of directors may determine. The certificate of incorporation further provides that stockholders are not entitled to call a special meeting of stockholders, nor to require the board of directors to call such a meeting. The certificate of incorporation also provides that stockholders are not entitled to act by written consent in lieu of a meeting; except that in connection with the election or removal of any Series B-1 Director, Series B-2 Director or Series B-3 Director, the holders of the series of Class B common stock entitled to elect or remove such director may vote as a separate class by written consent in lieu of a meeting. In addition, the by-laws contain certain advance notice requirements that must be complied with by any stockholder who wishes to nominate any person for election to our board of directors or who otherwise wishes to properly bring business before an annual meeting of our stockholders. These provisions of the certificate of incorporation, together with the ability of The Associated Group, Inc. to elect a majority of Teligent's board of directors, could discourage potential acquisition proposals and could delay or prevent a change of control of Teligent.

     Delaware Takeover Statute. We are subject to Section 203 ("Section 203") of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (1) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (2) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned
(a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (3) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

     Section 203 defines "business combination" to include: (1) any merger or consolidation involving the corporation and the interested stockholder; (2) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (3) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (4) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (5) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person. The restrictions on business combinations contained in Section 203 would not apply to any business combination between the current holders of the Series B-1 common stock or the current holders of the Series B-2 common stock, on the one hand, and us, on the other hand.


                        DESCRIPTION OF DEBT SECURITIES

     This section describes the general terms and provisions of the debt securities which may be offered by us from time to time. The prospectus supplement will describe the specific terms of the debt securities offered by that prospectus supplement.

     We may issue debt securities either separately or together with, or upon the conversion of, or in exchange for, other securities. The debt securities are to be either senior obligations of ours issued in one or more series and referred to herein as the "Senior Debt Securities," subordinated obligations of ours issued in one or more series and referred to herein as the "Subordinated Debt Securities," or junior subordinated obligations of Teligent issued in one or more series and referred to herein as the "Junior Subordinated Debt Securities." The Senior Debt Securities, the Subordinated Debt Securities and the Junior Subordinated Debt Securities are collectively referred to as the "Debt Securities." Each series of Debt Securities will be issued pursuant to a written agreement, known as an "Indenture," to be entered into by us and an independent third party, known as a "Trustee", who will be legally obligated to carry out the terms of the Indenture. The name(s) of the Trustee(s) will be set forth in the applicable prospectus supplement. We may issue all the Debt Securities under the same Indenture, as one or separate series, as specified in the applicable prospectus supplements.

     We have summarized certain terms and provisions of the Indentures. The summary is not complete. If we refer to particular provisions of an Indenture, the provisions, including definitions of certain terms, are incorporated by reference as a part of this summary. The Indentures are filed as an exhibit to the registration statement of which this prospectus is a part, and are incorporated by reference. The Indentures are subject to and governed by the Trust Indenture Act of 1939, as amended. You should refer to the applicable Indenture for the provisions which may be important to you.

General

     The Indentures will not limit the amount of Debt Securities which we may issue. We may issue Debt Securities up to an aggregate principal amount as we may authorize from time to time. The applicable prospectus supplement will describe the terms of any Debt Securities being offered, including:

          o the designation, aggregate principal amount and authorized denominations;

          o    the maturity date;

          o the interest rate, if any, and the method for calculating the interest rate;

          o the interest payment dates and the record dates for the interest payments;

          o any mandatory or optional redemption terms or prepayment, conversion, sinking fund or exchangeability or convertibility provisions;

          o    the places where the principal and interest will be payable;

          o if other than denominations of $1,000 or multiples of $1,000, the denominations the Debt Securities will be issued in;

          o whether the Debt Securities will be issued in the form of Global Securities (as defined below) or certificates;

          o additional provisions, if any, relating to the defeasance and covenant defeasance of the Debt Securities;

          o whether the Debt Securities will be issuable in registered form ("Registered Securities") or bearer form ("Bearer Securities") or both and, if Bearer Securities are issuable, any restrictions applicable to the exchange of one form for another and the offer, sale and delivery of Bearer Securities;

          o whether such Debt Securities will be Senior Debt Securities, Subordinated Debt Securities or Junior Subordinated Debt Securities and, if Subordinated Debt Securities or Junior Subordinated Debt Securities, the subordination provisions and the applicable definition of "Senior Indebtedness";

          o    any applicable material federal tax consequences;

          o    the dates on which premium, if any, will be payable;

          o our right, if any, to defer payment of interest and the maximum length of such deferral period;

          o    any listing on a securities exchange;

          o if convertible into Class A common stock or preferred stock, the terms on which such Debt Securities are convertible;

          o the terms, if any, of any guarantee of the payment of principal of, and premium, if any, and interest on Debt Securities of the series and any corresponding changes to the provisions of the Indenture as currently in effect;

          o the terms, if any, of the transfer, mortgage, pledge, or assignment as security for the Debt Securities of the series of any properties, assets, moneys, proceeds, securities or other collateral, including whether certain provisions of the Trust Indenture Act are applicable, and any corresponding changes to provisions of the Indenture as currently in effect;

          o    the initial public offering price; and

          o other specific terms, including covenants and any additions or changes to the events of default provided for with respect to the Debt Securities.

     If the purchase price of any Debt Securities is payable in a currency other than U.S. dollars or if principal of, or premium, if any, or interest, if any, on any of the Debt Securities is payable in any currency other than U.S. dollars, the specific terms and other information with respect to such Debt Securities and such foreign currency will be specified in the applicable prospectus supplement relating thereto.

     Debt Securities may be issued as Original Issue Discount Securities (as defined in the Indentures) to be sold at a substantial discount below their principal amount. Original Issue Discount Securities may include "zero coupon" securities that do not pay any cash interest for the entire term of the securities. In the event of an acceleration of the maturity of any Original Issue Discount Security, the amount payable to the holder thereof upon such acceleration will be determined in the manner described in the applicable prospectus supplement. Conditions pursuant to which payment of the principal of the Subordinated Debt Securities may be accelerated will be set forth in the applicable prospectus supplement. Material federal income tax and other considerations applicable to Original Issue Discount Securities will be described in the applicable prospectus supplement.

     Under the Indentures, the terms of the Debt Securities of any series may differ and we, without the consent of the holders of the Debt Securities of any series, may reopen a previous series of Debt Securities and issue additional Debt Securities of such series or establish additional terms of such series, unless otherwise indicated in the applicable prospectus supplement.

Covenants

         Under the Indentures, we will be required to:

          o pay the principal, interest and any premium on the Debt Securities when due;

          o    maintain a place of payment;

          o deliver a report to the Trustee at the end of each fiscal year reviewing our obligations under the Indentures; and

          o deposit sufficient funds with any paying agent on or before the due date for any principal, interest or any premium.

     Any additional covenants will be described in the applicable prospectus supplement.

Registration, Transfer, Payment and Paying Agent

     Unless otherwise indicated in a prospectus supplement, each series of Debt Securities will be issued in registered form only, without coupons. The Indentures, however, provide that we may also issue Debt Securities in bearer form only, or in both registered and bearer form. Bearer Securities shall not be offered, sold, resold or delivered in connection with their original issuance in the United States or to any United States person other than offices located outside the United States of certain United States financial institutions. "United States person" means any citizen or resident of the United States, any corporation, partnership or other entity created or organized in or under the laws of the United States, any estate the income of which is subject to United States federal income taxation regardless of its source, or any trust whose administration is subject to the primary supervision of a United States court and which has one or more United States fiduciaries who have the authority to control all substantial decisions of the trust. "United States" means the United States of America (including the states thereof and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction. Purchasers of Bearer Securities will be subject to certification procedures and may be affected by certain limitations under United States tax laws. Such procedures and limitations will be described in the prospectus supplement relating to the offering of the Bearer Securities.

     Unless otherwise indicated in a prospectus supplement, Registered Securities will be issued in denominations of $1,000 or any integral multiple thereof, and Bearer Securities will be issued in denominations of $5,000.

     Unless otherwise indicated in a prospectus supplement, the principal, premium, if any, and interest, if any, of or on the Debt Securities will be payable, and Debt Securities may be surrendered for registration of transfer or exchange, at an office or agency to be maintained by us in the Borough of Manhattan, The City of New York, provided that payments of interest with respect to any Registered Security may be made at our option by check mailed to the address of the person entitled to payment or by transfer to an account maintained by the payee with a bank located in the United States. No service charge shall be made for any registration of transfer or exchange of Debt Securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses that may be imposed in connection with the exchange or transfer.

     Unless otherwise indicated in a prospectus supplement, payment of principal of, premium, if any, and interest, if any, on Bearer Securities will be made, subject to any applicable laws and regulations, at such office or agency outside the United States as specified in the prospectus supplement and as we may designate from time to time. Unless otherwise indicated in a prospectus supplement, payment of interest due on Bearer Securities on any interest payment date will be made only against surrender of the coupon relating to such interest payment date. Unless otherwise indicated in a prospectus supplement, no payment of principal, premium or interest with respect to any Bearer Security will be made at any office or agency in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States; except that if amounts owing with respect to any Bearer Securities shall be payable in U.S. dollars, payment may be made at the Corporate Trust Office of the applicable Trustee or at any office or agency designated by us in the Borough of Manhattan, The City of New York, if (but only if) payment of the full amount of such principal, premium or interest at all offices outside of the United States maintained for such purpose by us is illegal or effectively precluded by exchange controls or similar restrictions.

     Unless otherwise indicated in the applicable prospectus supplement, we will not be required to:

          o issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series of like tenor to be redeemed and ending at the close of business on the day of that selection;

          o register the transfer of or exchange any Registered Security, or portion thereof, called for redemption, except the unredeemed portion of any Registered Security being redeemed in part;

          o exchange any Bearer Security called for redemption, except to exchange such Bearer Security for a Registered Security of that series and like tenor that is simultaneously surrendered for redemption; or

          o issue, register the transfer of or exchange any Debt Security which has been surrendered for repayment at the option of the holder, except the portion, if any, of the Debt Security not to be so repaid.

Ranking of Debt Securities

     The Senior Debt Securities will be unsubordinated obligations of ours and will rank equally in right of payment with all other unsubordinated indebtedness of ours. The Subordinated Debt Securities and Junior Subordinated Debt Securities will be obligations of ours and will be subordinated in right of payment to all existing and future Senior Indebtedness. The prospectus supplement will describe the subordination provisions and set forth the definition of "Senior Indebtedness" applicable to the Subordinated Debt Securities or Junior Subordinated Debt Securities, as the case may be, and will set forth the approximate amount of such Senior Indebtedness outstanding as of a recent date.

Global Securities

     The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a "Depositary" identified in the prospectus supplement relating to such series. Global Debt Securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing Debt Securities, a global Debt Security may not be transferred except as a whole (1) by the Depositary to a nominee of such Depositary, (2) by a nominee of such Depositary to such Depositary or another nominee of such Depositary or (3) by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

     The specific terms of the depositary arrangement with respect to a series of global Debt Securities and certain limitations and restrictions relating to a series of global Bearer Securities will be described in the prospectus supplement.

Outstanding Debt Securities

     In determining whether the holders of the requisite principal amount of outstanding Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver under the relevant Indenture, the amount of outstanding Debt Securities will be calculated based on the following:

          o the portion of the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding for such purposes shall be that portion of the principal amount thereof that could be declared to be due and payable upon a declaration of acceleration thereof pursuant to the terms of such Original Issue Discount Security as of the date of such determination,

          o the principal amount of a Debt Security denominated in a currency other than U.S. dollars shall be the U.S. dollar equivalent, determined on the date of original issue of such Debt Security, of the principal amount of such Debt Security; and

          o any Debt Security owned by us or any obligor on such Debt Security or any affiliate of us or such other obligor shall be deemed not to be outstanding.

Redemption and Repurchase

     The Debt Securities may be redeemable at our option, may be subject to mandatory redemption pursuant to a sinking fund or otherwise, or may be subject to repurchase by Teligent at the option of the holders, in each case upon the terms, at the times and at the prices set forth in the applicable prospectus supplement.

Conversion and Exchange

     The terms, if any, on which Debt Securities of any series are convertible into or exchangeable for Class A common stock, preferred stock, or other Debt Securities will be set forth in the applicable prospectus supplement. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holders or at our option.

Absence of Limitation on Indebtedness and Liens; Absence of Event Risk
Protection

     The applicable prospectus supplement will specify any prohibitions on the amount of indebtedness, guarantees or other liabilities that may be incurred by us and any prohibitions on our ability to create or assume liens on our property. Unless otherwise provided in a prospectus supplement, the Indentures will not require the maintenance of any financial ratios by, or specified levels of net worth, revenues, income, cash flow or liquidity of, Teligent, and will not contain provisions which would give holders of the Debt Securities the right to require us to repurchase their Debt Securities in the event of a takeover, recapitalization or similar restructuring or change in control of Teligent.

Consolidation, Merger and Sale of Assets

          Each Indenture generally permits a consolidation or merger (subject to certain limitations and conditions) between us and another corporation. They also permit the sale by us of all or substantially all of our property and assets. If this happens, the remaining or acquiring corporation shall assume all of our responsibilities and liabilities under the Indentures including the payment of all amounts due on the Debt Securities and performance of the covenants in the Indentures.

          We are only permitted to consolidate or merge with or into any other
U. S. corporation or sell all or substantially all of our assets according to the terms and conditions of the Indentures, unless otherwise indicated in the applicable prospectus supplement. The remaining or acquiring corporation will be substituted for us in the Indentures with the same effect as if it had been an original party to the Indenture. Thereafter, the successor corporation may exercise our rights and powers under any Indenture, in our name or in its own name. Any act or proceeding required or permitted to be done by our board of directors or any of our officers may be done by the board or officers of the successor corporation.

Events of Default

     Unless otherwise specified in the applicable prospectus supplement, an Event of Default, as defined in the Indentures and applicable to Debt Securities issued under such Indentures, will occur with respect to the Debt Securities of any series under the Indenture upon:

          o default for a period to be specified in the applicable prospectus supplement in payment of any interest with respect to any Debt Security of such series;

          o default in payment of principal or any premium with respect to any Debt Security of such series when due upon maturity, redemption, repurchase at the option of the holder or otherwise;

          o default in deposit of any sinking fund payment when due with respect to any Debt Security of such series;

          o default by us in the performance, or breach, of any other covenant or warranty in such Indenture (other than a covenant or warranty included therein solely for the benefit of a series of Debt Securities other than that series) which shall not have been remedied for a period to be specified in the applicable prospectus supplement after notice to us by the applicable Trustee or the holders of not less than a fixed percentage in aggregate principal amount of the Debt Securities of all series issued under the applicable Indenture;

          o certain events of bankruptcy, insolvency or reorganization of us; or

          o any other Event of Default that may be set forth in the applicable prospectus supplement, including, but not limited to, an Event of Default based on other debt being accelerated ("cross-acceleration").

     No Event of Default with respect to any particular series of Debt Securities necessarily constitutes an Event of Default with respect to any other series of Debt Securities. Each Indenture provides that the Trustee thereunder may withhold notice to the holders of the Debt Securities of any series outstanding under such Indenture of the occurrence of a default with respect to the Debt Securities of such series (except a default in payment of principal, premium, if any, interest, if any, or sinking fund payments, if any) if the Trustee considers it in the interest of the holders to do so.

     Each Indenture provides that if an Event of Default with respect to any series of Debt Securities issued thereunder shall have occurred and be continuing, either the relevant Trustee or the holders of at least a fixed percentage in principal amount of the Debt Securities of such series then outstanding may declare the principal amount (or if any Debt Securities of such series are Original Issue Discount Securities, such lesser amount as may be specified in the applicable prospectus supplement) of all the Debt Securities of such series to be due and payable immediately, but upon certain conditions such declaration and its consequences may be rescinded and annulled by the holders of a majority in principal amount of the Debt Securities of all series issued under the applicable Indenture.

     The applicable prospectus supplement will provide the terms pursuant to which an Event of Default shall result in acceleration of the payment of principal of Subordinated Debt Securities or Junior Subordinated Debt Securities.

     In the case of a default in the payment of principal of, or premium, if any, or interest, if any, on any Subordinated Debt Securities or Junior Subordinated Debt Securities of any series, the applicable Trustee, subject to certain limitations and conditions, may institute a judicial proceeding for the collection thereof.

     No holder of any of the Debt Securities issued of any series under either Indenture has any right to institute any proceeding with respect to the Indenture or any remedy thereunder, unless the holders of at least a fixed percentage in principal amount of the outstanding Debt Securities of such series have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee, the Trustee has failed to institute such proceeding within 60 days after receipt of such notice and the Trustee has not within such 60-day period received directions inconsistent with such written request by holders of a majority in principal amount of the outstanding Debt Securities of such series. Such limitations do not apply, however, to a suit instituted by a holder of a Debt Security for the enforcement of the payment of the principal of, premium, if any, or any accrued and unpaid interest on, the Debt Security on or after the respective due dates expressed in the Debt Security.

     During the existence of an Event of Default under either Indenture, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default shall occur and be continuing, the Trustee is not under any obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders unless such holders shall have offered to the Trustee reasonable security or indemnity. Subject to certain provisions concerning the rights of the Trustee, the holders of a majority in principal amount of the outstanding Debt Securities of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust, or power conferred on the Trustee with respect to such series.

     The Indentures provide that the Trustee will, within 45 days after the occurrence of any Default, give to the holders of the Debt Securities of such series notice of such Default known to it, unless such Default shall have been cured or waived; provided that, except in the case of a Default in payment of principal of or premium, if any, on any Debt Security of such series when due or in the case of any Default in the payment of any interest on the Debt Securities of such series, the Trustee shall be protected in withholding such notice if it determines in good faith that the withholding of such notice is in the interest of such holders.

     Teligent is required to furnish to the Trustee annually a statement as to compliance with all conditions and covenants under the Indentures.

Modification and Waivers

     From time to time, Teligent, when authorized by resolutions of our board of directors, and the Trustee, without the consent of the holders of Debt Securities of any series, may amend, waive or supplement the Indentures and the Debt Securities of such series for certain specified purposes, including, among other things:

     o    to cure ambiguities, defects or inconsistencies;

     o to provide for the assumption of our obligations to holders of the Debt Securities of such series in the case of a merger or consolidation;

     o to add to our Events of Default or our covenants or to make any change that would provide any additional rights or benefits to the holders of the Debt Securities of such series;

     o to add or change any provisions of such Indenture to facilitate the issuance of Bearer Securities;

     o to establish the form or terms of Debt Securities of any series and any related coupons;

     o to add guarantors with respect to the Debt Securities of such series;

     o    to secure the Debt Securities of such series;

     o to maintain the qualification of the Indenture under the Trust Indenture Act; or

     o to make any change that does not adversely affect the rights of any holder.

     Other amendments and modifications of the Indentures or the Debt Securities issued thereunder may be made by Teligent and the Trustee with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding Debt Securities of each series affected thereby (each series voting as a separate class); provided that no such modification or amendment may, without the consent of the holder of each outstanding Debt Security affected thereby:

     o reduce the principal amount of, or extend the fixed maturity of the Debt Securities, or alter or waive any redemption, repurchase or sinking fund provisions of the Debt Securities;

     o reduce the amount of principal of any Original Issue Discount Securities that would be due and payable upon an acceleration of the maturity thereof, or

     o change the currency in which any Debt Securities or any premium or the accrued interest thereon is payable;

     o reduce the percentage in principal amount outstanding of Debt Securities of any series which must consent to an amendment, supplement or waiver or consent to take any action under the Indenture or the Debt Securities of such series;

     o impair the right to institute suit for the enforcement of any payment on or with respect to the Debt Securities;

     o waive a default in payment with respect to the Debt Securities or any guarantee;

     o Reduce the rate or extend the time for payment of interest on the Debt Securities;

     o    adversely affect the ranking of the Debt Securities of any series;

     o release any guarantor from any of its obligations under its guarantee or the Indenture, except in compliance with the terms of the Indenture; or

     o solely in the case of a series of Subordinated Debt Securities or Junior Subordinated Debt Securities, modify any of the applicable subordination provisions or the applicable definition of Senior Indebtedness in a manner adverse to any holders.

     The holders of a majority in aggregate principal amount of the outstanding Debt Securities of any series may waive compliance by us with certain restrictive provisions of the relevant Indenture, including and such other restrictive covenants, if any, as may be set forth in the applicable prospectus supplement. The holders of a majority in aggregate principal amount of the outstanding Debt Securities of any series may, on behalf of all holders of Debt Securities of that series, waive any past default under the applicable Indenture with respect to Debt Securities of that series and its consequences, except a default in the payment of the principal of, or premium, if any, or interest, if any, on any Debt Securities of such series or in respect of a covenant or provision which cannot be modified or amended without the consent of a larger fixed percentage or by the holder of each outstanding Debt Securities of the series affected.

Discharge, Defeasance and Covenant Defeasance

     When we establish a series of Debt Securities, we may provide that series is subject to the defeasance and discharge provisions of the applicable Indenture. If those provisions are made applicable, we may elect either:

o to defease and be discharged from, subject to some limitations, all of our obligations with respect to those Debt Securities; or

o to be released from our obligations to comply with specified covenants relating to those Debt Securities as described in the applicable prospectus supplement.

     To effect that defeasance or covenant defeasance, we must irrevocably deposit in trust with the relevant Trustee an amount in any combination of funds or government obligations, which, through the payment of principal and interest in accordance with their terms, will provide money sufficient to make payments on those Debt Securities and any mandatory sinking fund or analogous payments on those Debt Securities.

     On such a defeasance, we will not be released from certain of our obligations that will be specified in the applicable prospectus supplement.

     To establish such a trust we must, among other things, deliver to the relevant Trustee an opinion of counsel to the effect that the holders of those Debt Securities:

o will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance; and

o will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred. In the case of defeasance, the opinion of counsel must be based upon a ruling of the IRS or a change in applicable U.S. federal income tax law occurring after the date of the applicable Indenture.

     If we effect covenant defeasance with respect to any Debt Securities, the amount of deposit with the relevant Trustee will be sufficient to pay amounts due on the Debt Securities at the time of their stated maturity. However, those Debt Securities may become due and payable prior to their stated maturity if there is an Event of Default with respect to a covenant from which we have not been released. In that event, the amount on deposit may not be sufficient to pay all amount due on the Debt Securities at the time of the acceleration.

     The applicable prospectus supplement may further describe the provisions, if any, permitting defeasance or covenant defeasance, including any modifications to the provisions described above.

Governing Law

     The Indentures and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Trustees

     The Trust Indenture Act contains limitations on the rights of a trustee, should it become a creditor of ours, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. Each Trustee is permitted to engage in other transactions with us and our subsidiaries from time to time, provided that if such Trustee acquires any conflicting interest it must eliminate such conflict upon the occurrence of an Event of Default under the relevant Indenture, or else resign.


                       DESCRIPTION OF DEPOSITARY SHARES

     This section describes the general terms and provisions of Preferred Stock represented by depositary shares (the "Depositary Shares"). The specific terms of the Depositary Shares will be delivered in the applicable prospectus supplement.

     We have summarized certain terms and provisions of the Deposit Agreements (as defined below), the Depositary Shares and the receipts representing Depositary Shares ("Depositary Receipts"). The following summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Deposit Agreements, the Depositary Shares and the Depositary Receipts, each of which will be filed as an exhibit to or incorporated by reference in the Registration Statement of which this prospectus forms a part.

     We may issue Depositary Receipts evidencing the Depositary Shares. Each Depositary Share will represent a fraction of a share of Preferred Stock. Shares of Preferred Stock of each class or series represented by Depositary Shares will be deposited under a separate Deposit Agreement (the "Deposit Agreement") among us, the depositary (the "Preferred Stock Depositary") and the holders of the Depositary Receipts. Subject to the terms of the Deposit Agreement, each owner of a Depositary Receipt will be entitled, in proportion to the fraction of a share of Preferred Stock represented by the Depositary Shares evidenced by the Depositary Receipt, to all the rights and preferences of the Preferred Stock represented by such Depositary Shares. Those rights include any dividend, voting, conversion, redemption and liquidation rights. Immediately following the issuance and delivery of the Preferred Stock to the Preferred Stock Depositary, we will cause the Preferred Stock Depositary to issue the Depositary Receipts on our behalf.

     If Depositary Shares are offered, the applicable prospectus supplement will describe the terms of such Depositary Shares, the Deposit Agreement and, if applicable, the Depositary Receipts, including the following, where applicable:

     o the payment of dividends or other cash distributions to the holders of Depositary Receipts when such dividends or other cash distributions are made with respect to the Preferred Stock;

     o the voting by a holder of Depositary Shares of the Preferred Stock underlying such Depositary Shares at any meeting called for such purpose;

     o if applicable, the redemption of Depositary Shares upon a redemption by us of shares of Preferred Stock held by the Preferred Stock Depositary;

     o if applicable, the exchange of Depositary Shares upon an exchange by us of shares of

          Preferred Stock held by the Preferred Stock Depositary for Debt Securities or common stock;

     o if applicable, the conversion of the shares of Preferred Stock underlying the Depositary Shares into shares of our common stock, other shares of our Preferred Stock or our Debt Securities;

     o the terms upon which the Deposit Agreement may be amended and terminated;

     o    a summary of the fees to be paid by us to the Preferred Stock
          Depositary;

     o the terms upon which a Preferred Stock Depositary may resign or be removed by us; and

     o any other terms of the Depositary Shares, the Deposit Agreement and the Depositary Receipts.

     If a holder of Depositary Receipts surrenders the Depositary Receipts at the corporate trust office of the Preferred Stock Depositary (unless the related Depositary Shares have previously been called for redemption, converted or exchanged into other securities of Teligent), the holder will be entitled to receive at this office the number of shares of Preferred Stock and any money or other property represented by such Depositary Shares. Holders of Depositary Receipts will be entitled to receive whole and, to the extent provided by the applicable prospectus supplement, fractional shares of the Preferred Stock on the basis of the proportion of Preferred Stock represented by each Depositary Share as specified in the applicable prospectus supplement. Holders of shares of Preferred Stock received in exchange for Depositary Shares will no longer be entitled to receive Depositary Shares in exchange for shares of Preferred Stock. If the holder delivers Depositary Receipts evidencing a number of Depositary Shares that is more than the number of Depositary Shares representing the number of shares of Preferred Stock to be withdrawn, the Preferred Stock Depositary will issue the holder a new Depositary Receipt evidencing such excess number of Depositary Shares at the same time.

     Prospective purchasers of Depositary Shares should be aware that special tax, accounting and other considerations may be applicable to instruments such as Depositary Shares.


                                  MANAGEMENT

Directors and Officers

     Set forth below is certain information regarding the directors, executive officers and certain other officers of Teligent:

              Name         Age  Position and Offices
Executive Officers
Alex J. Mandl............  55   Chairman of the Board and Chief Executive
                                Officer
Kirby G. Pickle, Jr......  42   President and Chief Operating Officer
Laurence E. Harris.......  63   Senior Vice President, General Counsel and
                                Assistant Secretary
Abraham L. Morris........  40   Senior Vice President, Chief Financial
                                Officer and Treasurer
Steven F. Bell...........  49   Senior Vice President for Human Resources
Other Officers
Richard J. Hanna.........  43   Senior Vice President for Sales and
                                Marketing
Keith W. Kaczmarek.......  43   Senior Vice President for Engineering and
                                Operations
Philip C. McKinney.......  38   Vice President and Chief Information Officer
Robert H. Schwartz.......  33   Vice President for Corporate Development
                                and Strategy
Cindy L. Tallent.........  41   Vice President and Controller
David S. Turetsky........  42   Vice President for Law and Regulatory
                                Affairs
Scott G. Bruce...........  37   Secretary
Other Directors
Myles P. Berkman.........  62   Director
David J. Berkman.........  37   Director
William H. Berkman.......  34   Director
Donald H. Jones..........  61   Director
Tetsuro Mikami...........  47   Director
Rajendra Singh...........  44   Director


     Alex J. Mandl has been Chairman and Chief Executive Officer of Teligent since September 1996. Prior to joining Teligent, Mr. Mandl served as President and Chief Operating Officer of AT&T and Executive Vice President of AT&T and CEO of AT&T's Communications Services Group (1993-1995). As President and Chief Operating Officer, Mr. Mandl oversaw AT&T's operations including its long-distance, wireless and local communications services, in addition to its credit card and Internet businesses. As Chief Financial Officer of AT&T from 1991 to 1993, Mr. Mandl directed AT&T's financial strategy, policy and operations, and managed the acquisition of McCaw Cellular Communications, Inc. Earlier, Mr. Mandl served as Chairman and CEO of Sea- Land Services, Inc., an ocean transportation and distribution services company. Mr. Mandl serves on the boards of the Warner-Lambert Company, Dell Computer Corporation, Forstmann Little & Co. and General Instrument Corp.

     Kirby G. Pickle, Jr., has served as President and Chief Operating Officer since February 1997. Prior to that, Mr. Pickle served as Executive Vice President of MFS Communications Company, Inc. and President and Chief Operating Officer of one of its subsidiaries, UUNET Technologies, Inc. Earlier, as President and COO of MFS Intelenet, Inc., Mr. Pickle managed three businesses that generated a majority of MFS' revenues. Prior to his service for MFS, Mr. Pickle was a Vice President at US Sprint (now known as Sprint), a regional sales manager for MCI Communications Corporation, Inc. and held various management positions at AT&T.

     Laurence E. Harris has been Senior Vice President and General Counsel since December 1996. Prior to joining the Company, Mr. Harris served as Senior Vice President of Law and Public Policy for MCI Communications Corporation. Earlier, Mr. Harris was President and Chief Operating Officer of Metromedia Telecommunications, Inc. and CRICO Communications, a privately-held paging company. Mr. Harris also served as chief of the FCC's Mass Media Bureau where he was responsible for regulation and policy for cable, television and radio broadcasting. Mr. Harris was also responsible for regulatory and antitrust activities at MCI before serving at the FCC.

     Abraham L. Morris joined Teligent in April 1997 as Senior Vice President, Chief Financial Officer and Treasurer. Prior to that, he served as Senior Vice President for Operations Support at MFS Communications Company, Inc., where Mr. Morris was involved in business development, revenue assurance and co-carrier/local service activities. Earlier, Mr. Morris was Vice President and Chief Transition Officer for MFS Intelenet, Inc., and previously was Treasurer of MFS. Mr. Morris was involved in MFS' capital raising activities, including its initial public offering. Before joining MFS, Mr. Morris served as General Manager, Mergers and Acquisitions at Peter Kiewit Sons', Inc., a diversified industrial services company.

     Steven F. Bell joined Teligent as its Senior Vice President for Human Resources in April 1997. Prior to joining Teligent, Mr. Bell served as Vice President for Human Resources and Organization Development at COMSAT Corporation where he was responsible for executive and staff recruitment and development at the 4,000-employee satellite communications company. Earlier, Mr. Bell was Vice President, Human Resources for the worldwide technologies division of American Express Corporation.

     Richard J. Hanna joined Teligent in April 1997 as Senior Vice President for Sales and Marketing. Prior to joining Teligent, Mr. Hanna served as President and Chief Executive Officer of MFS Intelenet, Inc. Prior to that, he served as Vice President of Sales and Marketing for AT&T where he was responsible for developing its commercial sales channel. Mr. Hanna also served in senior sales and marketing positions at MCI Communications Corporation and Sprint.

     Keith W. Kaczmarek joined Teligent in May 1997 as Senior Vice President of Engineering and Operations. Prior to joining Teligent, he served as Vice President of Engineering and Operations for AirTouch/PCS PrimeCo, where he managed the development and installation of PCS deployment of CDMA wireless technology. Between 1993 and 1995, as Vice President of Technology Development and Product Development for Nextel Communications, Mr. Kaczmarek managed technology development for the company's digital mobile wireless networks. He has also held senior positions at AirTouch Communications, GTE Corp. and GTE Mobilnet, Inc.

     Philip C. McKinney, Teligent's Vice President and Chief Information Officer, joined Teligent in March 1997 as Vice President for Information Technology. Prior to joining the Company, Mr. McKinney was Director of Consulting Services for Computer Sciences Corporation where he oversaw client engagements for start-up and established providers in the communication industry.

Earlier, Mr. McKinney was Director of Operations where he managed customer care, billing and information technology outsourcing services to telecommunication clients in North America.

     Robert H. Schwartz joined Teligent upon inception in March 1996 as Vice President of Corporate Development and Strategy. Previously, Mr. Schwartz served as Director of Corporate Development for Nextel where he was involved in strategic planning, mergers and acquisitions and various investment transactions including public fundraising activities. Prior to that, Mr. Schwartz performed consulting work in the communications industry including satellite, cable television, and wireless telecommunications companies.

     Cindy L. Tallent joined Teligent in September 1997 as Vice President and Controller. Prior to joining the Company, Ms. Tallent was Senior Vice President, Finance for Global TeleSystems Group, Inc. There she was involved in establishing and managing international joint ventures, securing financing and implementing systems and controls. Ms. Tallent also held various finance positions at GTE where she was employed for ten years and was Vice President and Chief Financial Officer for GTE Spacenet when she left in 1995. Prior to GTE, Ms. Tallent was a senior accountant with Price Waterhouse LLP.

     David S. Turetsky joined Teligent in May 1997 as Vice President for Law and Regulatory Affairs. He served in the Antitrust Division of the U.S. Department of Justice as Deputy Assistant Attorney General for Civil and Regulatory Affairs and originally as senior counsel to the Assistant Attorney General. He assisted in developing the Clinton Administration's telecommunications policy, including the Telecommunications Act of 1996, and was responsible for the Division's telecommunications work. While at the U.S. Department of Justice, he represented the United States in international telecommunications and antitrust matters and assisted in overseeing a telecommunications services accord through the World Trade Organization. Earlier, he was a partner in the law offices of LeBoeuf, Lamb, Leiby & MacRae.

     Scott G. Bruce has been Secretary of the Company since its inception in March 1996. Mr. Bruce is also Vice President, General Counsel and Secretary of Associated and served as the Company's General Counsel until December 1996. Mr. Bruce has experience in the fields of corporate mergers and acquisitions and securities law. Between 1987 and 1992, he was a corporate attorney at Wolf, Block, Schorr and Solis-Cohen in Philadelphia. Earlier, he worked in the New York office of Touche Ross & Co., the predecessor to Deloitte & Touche LLP.

     Myles P. Berkman has been a director of Teligent since its inception in March 1996. Mr. Berkman is Chairman, Chief Executive Officer, President and Treasurer of The Associated Group, Inc. ("Associated"), positions he has held since 1994 with the exception of Chairman which he has held since November 1995. In addition to beneficially owning 48.3% of Teligent's Class B common stock, Associated is engaged in the ownership and operation of various communications related businesses, including a provider of wireless location services, international wireless telephony, radio broadcasting and a portfolio of marketable equity securities. From 1979 to 1994, Mr. Berkman was President, Chief Operating Officer and Treasurer of Associated Communications Corporation ("ACC"), the parent corporation of Associated prior to 1995, which also was a publicly traded company. Mr. Berkman developed ACC into one of the largest independent U.S. cellular operators at the time of its sale to SBC Communications Inc. in 1994. Mr. Berkman is the father of William H. Berkman and David J. Berkman, each of whom is also a director of Teligent.

     David J. Berkman has been a director of Teligent since its inception in March 1996. Since 1994, Mr. Berkman has served as Executive Vice President and a director of Associated. In addition,

Mr. Berkman serves as Chairman and Chief Executive Officer of TruePosition, Inc., a wholly owned subsidiary of Associated. From 1993 to 1994, Mr. Berkman was Executive Vice President and a member of the Board of Directors of ACC. Mr. Berkman serves as director and Vice Chairman of Grupo Portatel, S.A. de C.V., a company operating cellular systems in Mexico in which Associated has a significant interest. Mr. Berkman is also a director of Entercom Communications Corp., a public company, which is the sixth largest radio broadcasting company in the U.S., and V-SPAN, Inc., a private company that specializes in teleconferencing services. David J. Berkman is the son of Myles
P. Berkman and the brother of William H. Berkman, each of whom is also a director of Teligent.

     William H. Berkman has been a director of Teligent since its inception in March 1996. Mr. Berkman is currently President of Microwave Services, Inc., a wholly owned subsidiary of Associated. Since June 5, 1997, Mr. Berkman has served as an Assistant Secretary of Associated. Before joining Associated, Mr. Berkman held several executive positions at The News Corporation, Ltd. Mr. Berkman also serves as a director of CMG Information Services Inc., a public company that provides Internet solutions through its operating companies and strategic venture investments. William H. Berkman is the son of Myles P. Berkman and the brother of David J. Berkman, each of whom is also a director of Teligent.

     Donald H. Jones has been a director of Teligent since November 1997. He has served as a director of Associated since 1994. Prior to 1994, Mr. Jones served as a director of ACC beginning in 1986, as well as a consultant to ACC beginning in 1982. Mr. Jones is Chairman of Triangle Capital Corporation, a firm engaged in the development of new business enterprises and investment activities. Until April 1997, Mr. Jones was Vice Chairman of Nets Inc., formerly Industry.Net Corporation, a company that was engaged in internet commerce, and from 1992 to June 1996, was its Chairman. Mr. Jones is a director of Respironics Inc., a corporation engaged in the development, manufacturing and marketing of medical equipment, and PNC Equity Management Corporation, a corporation engaged in the investment in growth companies. Mr. Jones also serves as an adjunct professor of entrepreneurship at the Carnegie Mellon Graduate School of Business.

     Tetsuro Mikami has been a director of Teligent since November 1997. Since January 1999, Mr. Mikami has served as Director, Overseas Carrier Business Group, Global Business Division of Nippon Telegraph and Telephone Corporation ("NTT"). From April 1993 to December 1998, Mr. Mikami served as General Manager, Business Solutions Group, Long Distance, of NTT. Mr. Mikami has been with NTT for over twenty years and has served in various senior management roles. He currently resides in Tokyo, Japan.

     Dr. Rajendra Singh has been a director of Teligent since its inception in March 1996. Since December 1993, Dr. Singh has served as Chairman of the Board and Chief Executive Officer of Telcom Ventures, L.L.C. ("Telcom Ventures"). Dr. Singh also served as President of Telcom Ventures, through September 1997. Dr. Singh also serves as President and Treasurer of Digital Services Corporation, an affiliate of Telcom Ventures. Dr. Singh founded Telcom Ventures in 1993 and, together with his family, is one of the principal owners of that company. From October 1998 to June 1999, Dr. Singh served as Chairman of the Board and acting Chief Executive Officer of LCC International, Inc., a worldwide provider of wireless engineering and design services and related products which he co-founded in 1983 and which is an affiliate of Telcom Ventures. Dr. Singh continues to serve on the Board of Directors of LCC International, Inc. The Singh family and The Carlyle Group are the principal owners of Telcom Ventures. Dr. Singh has created widely- used standards of system design and methodology in the cellular industry.

     On April 22, 1999, Lucent Technologies announced that it had agreed to sell its U.S. business communications systems sales group that serves small and medium-sized businesses to a newly- formed company which will be led by Susan Mandl. Susan Mandl is the wife of Alex Mandl, the CEO of Teligent. Susan Mandl was formerly president and CEO of Newcourt Communications Finance and will be Chairman and CEO and the principal stockholder of the new company. It has been announced that the new company intends to provide communication equipment, supplies and a full range of other communications services, including, as an agent, services comparable to those offered by Teligent, to the small and medium-sized business market. Teligent has, from time to time, explored business relationships with other companies which offer equipment and supplies similar to those offered by the new company. In this regard, Teligent is exploring a business relationship with the new company. Alex Mandl will have no equity interest in the new company, but he will be jointly liable with Susan Mandl for the borrowings which will be used to finance the purchase of a portion of Susan Mandl's equity in the new company.


                              SELLING STOCKHOLDER

     The following table sets forth, as of April 23, 1999, certain information regarding the share ownership of the selling stockholder. The registration of the selling stockholder's common stock does not necessarily mean that the selling stockholder will offer or sell any of the shares.


                                                              Common Stock (1)
                                       Shares                                                   Shares
                                    Beneficially                                             Beneficially
                                        Owned             Percent             Shares             Owned
                                    Prior to This            Of            Offered for       If All Shares
Name of Selling Stockholder(2)        Offering           Ownership             Sale            Are Sold

Telcom Ventures, L.L.C.(3)           17,206,210          32.6% (4)          2,000,000 (5)     15,206,210
200 N. Union Street, Suite 300
Alexandria, VA 22201

(1) Unless otherwise indicated, the selling stockholder listed above has represented that it possesses sole voting and sole investment power with respect to the shares beneficially owned by such entity includes all options, warrants and convertible securities currently exercisable or exercisable within 60 days of April 23, 1999. The percentages of beneficial ownership as to such entity assumes the exercise or conversion of all options, warrants and convertible securities held by such entity.

(2) The names of additional selling stockholders may be provided subsequent hereto.

(3) Dr. Rajendra Singh, Chairman of the Board and Chief Executive Officer of Telcom Ventures, L.L.C., is a member of the board of directors of Teligent. Teligent is or was a party to numerous agreements with Telcom Ventures, L.L.C. All shares are held of record by Telcom-DTS Investors, L.L.C., an affiliate of Telcom Ventures L.L.C.

(4) Reflects ownership as percentage of Class A common stock and Class B common stock issued and outstanding.

(5) Assumes conversion of the Series B-2 common stock beneficially owned by Telcom Ventures, L.L.C. and offered for sale into shares of Class A common stock.

     In November 1998, Telcom filed, pursuant to its registration rights agreement with Teligent, a "demand" registration request with respect to 8,603,000 of its Teligent shares of common stock. On June 8, 1999, Telcom withdrew its "demand" registration. The shares of common stock being registered by Telcom hereby are being registered pursuant to Telcom's "piggyback" registration rights under its registration rights agreement.


                             PLAN OF DISTRIBUTION

     Teligent and the selling stockholder may sell the securities in any of three ways, or in any combination thereof, as follows:

          o    through underwriters or dealers;

          o directly to a limited number of purchasers or to a single purchaser; or

          o    through agents.

     A prospectus supplement will set forth the terms of the offering of the securities offered thereby, including:

          o the name or names of any underwriters and the respective amounts of such securities underwritten or purchased by each of them;

          o the initial public offering price of such securities and the proceeds to Teligent or the selling stockholder, if any, and any discounts, commissions or concessions allowed or paid to dealers;

          o any securities exchanges on which such securities may be listed; and

          o the number of shares of Class A common stock to be sold by the selling stockholder, if any.

     Only underwriters named in such prospectus supplement are deemed to be underwriters in connection with the securities offered thereby.

     If underwriters are used in the sale of any securities, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Such securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase such securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of such securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or paid to dealers may be changed from time to time.

     The securities may be sold directly by us or the selling stockholder or through agents designated by us or the selling stockholder from time to time. Any agent involved in the offer or sale of the securities in respect of which a prospectus supplement is delivered will be named, and any commissions payable by us or the selling stockholder to such agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     If so indicated in the applicable prospectus supplement, we or the selling stockholder will authorize underwriters, dealers or agents to solicit offers by institutional investors to purchase the securities from us and the selling stockholder at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. There may be limitations on the minimum amount which may be purchased by any such institutional investor or on the portion of the aggregate principal amount of the particular securities which may be sold pursuant to such arrangements. Institutional investors to which such offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and such other institutions as may be approved by us and the selling stockholder, if applicable. The obligations of any such purchasers pursuant to such delayed delivery and payment arrangements will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such contracts. Underwriters will not have any responsibility in respect of the validity of such arrangements or the performance of Teligent, the selling stockholder or such institutional investors thereunder.

     Securities offered other than Class A common stock may be a new issue of securities with no established trading market. Any underwriters to whom such securities are sold by us for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or the trading markets for any such securities.

     Stockholders may sell their shares through various arrangements involving mandatorily exchangeable securities, and this prospectus may be delivered in conjunction with such sales.

     We will not receive any proceeds from the sale of shares of Class A common stock by the selling stockholder. We will, however, bear certain expenses in connection with the registration of the securities being offered under this prospectus by the selling stockholder, including all costs incident to the offering and sale of the securities to the public other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes.

     Agents and underwriters may be entitled under agreements entered into with us or the selling stockholder to indemnification by us and, if applicable, the selling stockholder against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. We will also indemnify the selling stockholder, if any, against such liabilities and agree to make such contributions on behalf of the selling stockholder. Agents and underwriters may be customers of, engage in transactions with, or perform services for us or the selling stockholder in the ordinary course of business.


                                 LEGAL MATTERS

     The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 1998, as set forth in their report, which is incorporated by reference in this prospectus. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.      Other Expenses of Issuance and Distribution

     The following table sets forth the costs and expenses payable by Teligent in connection with sale of the securities being registered hereby. All amounts are estimates, except the registration fee.


Item                                            Amount
Registration Fee                            $
Rating Agency Fees*
Trustees Fees and Expenses*
Printing*
Legal Fees and Expenses*
Listing Fees*
Accounting Fees and Expenses*
Miscellaneous Expenses*                     --------------

     Total                                  $
                                            ==============

*Estimated

Item 15.  Indemnification of Directors and Officers

     Section 102 of the Delaware General Corporation Law ("DGCL"), as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Section 145 of the DGCL, as amended, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Certificate of Incorporation

     Article Eighth of Teligent's certificate of incorporation provides that Teligent will indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification will continue as to a person who has ceased to be a director or officer of Teligent and will inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, that except for proceedings to enforce rights to indemnification, Teligent will not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by Article Eighth includes the right to be paid by Teligent the expenses as incurred in defending or otherwise participating in any proceeding in advance of its final disposition. The rights to indemnification and to the advance of expenses conferred in Article Eighth are not exclusive of any other right which any person may have or hereafter acquire under the certificate of incorporation, the by-laws of Teligent, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

By-laws

     Section 1 of Article VIII of the By-laws provides that, subject to
Section 3 of Article VIII, Teligent will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Teligent) by reason of the fact that such person is or was a director or officer of Teligent, or is or was a director or officer of Teligent serving at the request of Teligent as a director or officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Teligent, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of Teligent, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was unlawful.

          Section 2 of Article VIII of the By-laws provides that, subject to
Section 3 of Article VIII, Teligent will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Teligent to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of Teligent, or is or was a director or officer of Teligent serving at the request of Teligent as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Teligent; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Teligent unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 3 of Article VIII of the By-laws provides that any indemnification under Article VIII (unless ordered by a court) will be made by Teligent only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in
Section 1 or Section 2 of Article VIII, as the case may be. Such determination shall be made (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iii) by the stockholders. To the extent, however, that a director or officer of Teligent has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person will be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

     Section 5 of Article VIII of the By-laws provides that, notwithstanding any contrary determination in the specific case under Section 3 of Article VIII, and notwithstanding the absence of any determination thereunder, any director or officer may apply to the Court of Chancery in the State of Delaware for indemnification to the extent otherwise permissible under Sections 1 and 2 of Article VIII. The basis of such indemnification by a court will be a determination by such court that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standards of conduct set forth in Section 1 or 2 of Article VIII, as the case may be. Neither a contrary determination in the specific case under Section 3 of Article VIII nor the absence of any determination thereunder will be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to
Section 5 shall be given to Teligent promptly upon the filing of such application. If successful, in whole or in part, the director or officer seeking indemnification will also be entitled to be paid the expense of prosecuting such application.

     Section 7 of Article VIII of the By-laws provides that the indemnification and advancement of expenses provided by or granted pursuant to
Article VIII will not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the certificate of incorporation, any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, it being the policy of Teligent that indemnification of the persons specified in Sections 1 and 2 of Article VIII shall be made to the fullest extent permitted by law. The provisions of Article VIII are not deemed to preclude the indemnification of any person who is not specified in Section 1 or 2 of Article VIII but whom Teligent has the power or obligation to indemnify under the provisions of the DGCL, or otherwise.

     Section 8 of Article VIII of the By-laws provides that Teligent may purchase and maintain insurance on behalf of any person who is or was a director or officer of Teligent, or is or was a director or officer of Teligent serving at the request of Teligent as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not Teligent would have the power or the obligation to indemnify such person against such liability under the provisions of Article VIII. Section 11 of Article VIII of the By-laws provides that notwithstanding anything contained in Article VIII to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 5 thereof), Teligent will not be obligated to indemnify any director or officer in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of Teligent.

     In connection with any offering by the selling stockholder pursuant to this registration statement, the selling stockholder has agreed to indemnify Teligent, its directors and officers and each such person who controls Teligent, against any and all liability arising from inaccurate information provided to Teligent by the selling stockholder and contained in the prospectus or any applicable supplement.

Insurance

     The directors and officers of Teligent are covered by insurance policies indemnifying against certain liabilities, including certain liabilities arising under the Securities Act of 1933, as amended, which might be incurred by them in such capacities and against which they cannot be indemnified by Teligent.

Item 16.  Exhibits

  1.1       Form of Debt Securities Underwriting Agreement**

  1.2       Form of Preferred Stock Underwriting Agreement**

  1.3       Form of Common Stock Underwriting Agreement**

  1.4       Form of Depositary Shares Underwriting Agreement**

  4.1 Form of Stockholders Agreement, filed as Exhibit 4.1 to the Registration Statement on Form S-1 (Registration No. 333-37381), dated November 26, 1997, and incorporated herein by reference.

  4.2       Form of Certificate for the Class A Common Stock, filed as Exhibit
            4.5 to the Company's Registration Statement on Form S-1 (Registration No. 333-37381), dated November 26, 1997, and incorporated herein by reference.

  4.3 Form of Indenture relating to Senior Debt Securities, including form of Debt Security, to be issued hereunder*

  4.4 Form of Indenture relating to Subordinated Debt Securities and Junior Subordinated Debt Securities, including form of Debt Security, to be issued hereunder*

  4.5       Form of Deposit Agreement**

  5.1 Opinion of Cravath, Swaine & Moore as to legality of the securities being registered*

 10.1 Form of Indenture between the Registrant, as issuer, and First Union National Bank, as Trustee, relating to Registrant's Senior Notes due 2007, including form of Note, filed as Exhibit 4.2 to the Registrant's Registration Statement on Form S-1 (Registration No. 333-37381), dated November 26, 1997, and incorporated herein by reference.

  10.2 Form of Pledge Agreement between Registrant, as issuer, and First Union National Bank, as Escrow Agent, relating to Registrant's Senior Notes due 2007, filed as Exhibit 4.3 to the Company's Registration Statement on Form S-1 (Registration No. 333-37381), dated November 26, 1997, and incorporated herein by reference.

  10.3 Form of Indenture between the Registrant, as issuer, and First Union National Bank, as Trustee, relating to Registrant's Senior Discount Notes due 2008, including form of Note, filed as Exhibit
            4.4 to Teligent's Form of Annual Report on Form 10-K, filed on March 31, 1998, and incorporated by reference herein.

  10.4 Agreement, dated September 29, 1997, among Teligent, L.L.C., Digital Services Corporation, Telcom-DTS Investors, L.L.C., Microwave Services, Inc., The Associated Group, Inc. and certain other parties.***

  12.1      Statement regarding computation of ratios

  12.2      Statement regarding computation of ratios

  23.1      Consent of Cravath, Swaine & Moore*

  23.2      Consent of Ernst & Young LLP, Independent Auditors

  24        Power of Attorney (set forth on signature page)

  25.1      Statement of Eligibility of Trustee for Senior Debt Securities*

  25.2 Statement of Eligibility of Trustee for the Subordinated Debt Securities and Junior Subordinated Debt Securities*


*    To be filed by amendment

** To be incorporated by reference herein in connection with the offering of each series of securities

*** Incorporated by reference to Registrant's Registration Statement on Form S-1 (Registration No. 333-37373)

Item 17.    Undertakings

(a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that the undertakings set forth in paragraph (i) and
     (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby understands that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes to file an application for the purpose of determining eligibility of the applicable Trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939 ("Act") in accordance with the rules and regulations prescribed by the Commission under
Section 305(b) (2) of the Act.

                                SIGNATURE PAGE

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vienna, Commonwealth of Virginia, on June 11, 1999.

                                      TELIGENT, INC.


                                       By:
                                         ------------------------------------
                                         Name:  Alex J. Mandl
                                         Title:  Chairman of the Board and CEO

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

     Each person in so signing, also makes, constitutes and appoints Alex J. Mandl and Laurence E. Harris, and each of them acting alone, his true and lawful attorney-in-fact, with full power of substitution, to execute and cause to be filed with the Securities and Exchange Commission pursuant to the requirements of the Securities Act of 1933, as amended, any and all amendments and post- effective amendments to this registration statement, with exhibits thereto and other documents in connection therewith, and any related registration statement and its amendments and post-effective amendments filed pursuant to Rule 462(b) under the Act, with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue thereof.

Signature                       Title                            Date


--------------------------   Chairman of the Board,          _________, 1999
       Alex J. Mandl         CEO and Director


--------------------------   Senior Vice President and CFO   _________, 1999
      Abraham L. Morris      (Principal Financial Officer)


--------------------------   Vice President and Controller   _________, 1999
       Cindy L. Tallent      (Principal Accounting Officer)

Signature                    Title                           Date


--------------------------   Director                        _________, 1999
      Myles P. Berkman


--------------------------   Director                        _________, 1999
      David J. Berkman


--------------------------   Director                        _________, 1999
    William H. Berkman


--------------------------   Director                        _________, 1999
    Donald H. Jones


--------------------------   Director                        _________, 1999
    Tetsuro Mikami


--------------------------   Director                        _________, 1999
    Rajendra Singh

                                 EXHIBIT INDEX


     The following Exhibits are filed as part of this Registration Statement.


          1.1       Form of Debt Securities Underwriting Agreement**

          1.2       Form of Preferred Stock Underwriting Agreement**

          1.3       Form of Common Stock Underwriting Agreement**

          1.4       Form of Depositary Shares Underwriting Agreement**

          4.1 Form of Stockholders Agreement, filed as Exhibit 4.1 to the Registration Statement on Form S-1 (Registration No. 333-37381), dated November 26, 1997, and incorporated herein by reference.

          4.2       Form of Certificate for the Class A Common Stock, filed as
                    Exhibit 4.5 to the Company's Registration Statement on Form S-1 (Registration No. 333-37381), dated November 26, 1997, and incorporated herein by reference.

          4.3 Form of Indenture relating to Senior Debt Securities, including form of Debt Security, to be issued hereunder*

          4.4 Form of Indenture relating to Subordinated Debt Securities and Junior Subordinated Debt Securities, including form of Debt Security, to be issued hereunder*

          4.5       Form of Deposit Agreement**

          5.1 Opinion of Cravath, Swaine & Moore as to legality of the securities being registered*

          10.1 Form of Indenture between the Registrant, as issuer, and First Union National Bank, as Trustee, relating to Registrant's Senior Notes due 2007, including form of Note, filed as Exhibit 4.2 to the Registrant's Registration Statement on Form S-1 (Registration No. 333-37381), dated November 26, 1997, and incorporated herein by reference.

          10.2 Form of Pledge Agreement between Registrant, as issuer, and First Union National Bank, as Escrow Agent, relating to Registrant's Senior Notes due 2007, filed as Exhibit
                    4.3 to the Company's Registration Statement on Form S-1 (Registration No. 333-37381), dated November 26, 1997, and incorporated herein by reference.

          10.3 Form of Indenture between the Registrant, as issuer, and First Union National Bank, as Trustee, relating to Registrant's Senior Discount Notes due 2008, including form of Note, filed as Exhibit 4.4 to Teligent's Form of Annual Report on Form 10-K, filed on March 31, 1998, and incorporated by reference herein.

          10.4 Agreement, dated September 29, 1997, among Teligent, L.L.C., Digital Services Corporation, Telcom-DTS Investors, L.L.C., Microwave Services, Inc., The Associated Group, Inc. and certain other parties.

          12.1      Statement regarding computation of ratios

          12.2      Statement regarding computation of ratios

          23.1      Consent Cravath, Swaine & Moore*

          23.2      Consent of Ernst & Young LLP, Independent Auditors

          24        Power of Attorney (set forth on signature page)

          25.1      Statement of Eligibility of Trustee for Senior Debt
                    Securities*

          25.2 Statement of Eligibility of Trustee for the Subordinated Debt Securities and the Junior Subordinated Debt Securities*


          *         To be filed by amendment

          ** To be incorporated by reference herein in connection with the offering of each series of securities

          *** Incorporated by reference to Registrant's Registration Statement on Form S-1 (Registration No. 333-37373)

                                       2